INTERNATIONAL ASSETS REPORTS FIRST QUARTER RESULTS FOR FISCAL 2005

New York -- February 14, 2004 -- International Assets Holding Corporation (the "Company"; NASDAQ: IAAC) today announced net income of $617,000 for the quarter ended December 31, 2004 ("Q1 2005"), compared to $772,000 for the quarter ended December 31, 2003 ("Q1 2004"), a decrease of 20%. Earnings per share for Q1 2005 decreased to $0.09 per share ($0.08diluted) from $0.16 per share ($0.14 diluted) for Q1 2004. Total revenues for Q1 2005 increased by 14% to $6,085,000 from $5,329,000 for Q1 2004. Total non-interest expenses for Q1 2005 increased by 22% to $4,906,000 from $4,029,000 for Q1 2004.

A 48% increase in the weighted average number of shares outstanding (7,998,299 for Q1 2005 against 5,400,910 for Q1 2004, on a diluted basis), due mainly to the conversion of subordinated notes during Q4 2004, contributed to the decrease in diluted earnings per share.

Total revenue for Q1 2005 increased $756,000 or 14% over Q1 2004. A substantial $2,578,000 increase in revenue from the expanded foreign exchange/commodities trading activities was largely offset by a $1,882,000 decrease in equity market making revenues over the same period. This decrease was a result of weaker market conditions in Q1 2005.

Total non-interest expenses for Q1 2005 increased by 22% over Q1 2004. The increase was attributable mainly to the expanded foreign exchange trading activities and, to a lesser extent, administrative infrastructure to support continued growth. Interest expense increased by $153,000 from $24,000 for Q1 2004 to $177,000 for Q1 2005. Income before income taxes and minority interest decreased by 21% from $1,276,000 for Q1 2004 to $1,002,000 for Q1 2005.

In a comparison with the quarter ended September 30, 2004 (Q4 2004), total revenues for Q1 2005 of $6,085,000 were 7% greater than total revenues for Q4 2004 of $5,713,000. This was due largely to increased foreign exchange/commodities trading revenues, which offset weaker revenues from the securities businesses. Non-interest expenses increased 3% from $4,744,000 for Q4 2004 to $4,906,000 for Q1 2005, due largely to increased variable compensation. Compared to Q4 2004, net income increased 42% for Q1 2005 (from $436,000 to $617,000) and diluted earnings per share increased from $0.06 for Q4 2004 to $0.08 for Q1 2005.

Sean O'Connor, CEO stated, "We believe that our results for this quarter demonstrate the importance of both diversification into select non-correlated markets and a variable cost structure. The acquisition of INTL Global Currencies was an important step in realizing this strategy. As a result, we have been able to produce stable earnings despite a serious cyclical deterioration in the equity market during the quarter. We remain focused on building a durable, growing business that will produce acceptable returns in weaker periods and superior returns in the long term."

Scott Branch, President stated, "Over the past few quarters we have taken significant steps to lay the foundation for continued growth; we have raised additional capital, expanded available bank financing and restructured our operational and administrative functions. With the necessary infrastructure in place, we can now concentrate on realizing the growth opportunities we have identified in each of our existing product areas."

Fiscal 2005: First Quarter Results -- Unaudited (*):
	Three Months Ended December 31, 2004 ("Q1 2005")	Three Months Ended December 31, 2003 ("Q1 2004")	% Change Three Months

(in $'000)
Total revenues	6,085	5,329	14%
Interest expense	177	24	**
Net revenues	5,908	5,305	11%
Non-interest expenses	4,906	4,029	22%
Income before income taxes and minority interest	1,002	1,276	-21%
Income tax expense	379	504	-25%
Minority interest	6	-	**
Net income	617	772	-20%

Earnings per share (in $):
Basic	0.09	0.16	-47%
Diluted	0.08	0.14	-46%
Weighted average number of common shares outstanding:
Basic	7,085,836	4,712,981	50%
Diluted	7,998,299	5,400,910	48%

(*) Complete consolidated financial statements will be included in the Company's Form 10-KSB to be filed today with the SEC. The Form 10-KSB will also be made available on the Company's web site at www.intlassets.com.

(**) Comparison not meaningful.

About International Asset Holding Corporation (Nasdaq IAAC)

International Assets Holding Corporation and its subsidiaries (the "Company") form a financial services group focused on select international securities and commodities markets. We commit our capital and expertise to market-making and trading of international financial instruments, currencies and commodities. The Company's activities are currently divided into four functional areas -- international equities market-making, international debt capital markets, foreign exchange/commodities trading and asset management. Additional information regarding the Company is available on the Company's web site at www.intlassets.com.

Certain statements in this document may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company's control, including adverse changes in economic, political and market conditions, losses from the Company's market-making and trading activities arising from counterparty failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President
International Assets Holding Corporation
New York, NY 10017
Scott Branch, Phone (888) 345-4685 x 335